                                                                     Exhibit 4.4

                                                                  CONFORMED COPY

                                 AMENDMENT NO. 2
                                       AND
                                  WAIVER NO. 2
                                       TO
                      AMENDED AND RESTATED CREDIT AGREEMENT

                  THIS AMENDMENT NO. 2 AND WAIVER NO. 2 TO AMENDED AND RESTATED CREDIT AGREEMENT ("Agreement") is being executed and delivered as of February 19, 1998, by and among United States Can Company, a Delaware corporation (the "Borrower"), the financial institutions from time to time party to the Amended and Restated Credit Agreement referred to below (collectively, the "Lenders", and each individually, a "Lender"), and Bank of America National Trust and Savings Association (as successor to Bank of America Illinois), as the "Agent" for the Lenders (the "Agent"). Undefined capitalized terms which are used herein shall have the meanings ascribed to such terms in the Credit Agreement.

                              W I T N E S S E T H:

                  WHEREAS, the Borrower, the Lenders and the Agent are parties to that certain Amended and Restated Credit Agreement dated as of April 25, 1997 (as heretofore amended and modified by that certain Amendment No. 1 and Waiver No. 1 thereto, dated as of November 12, 1997, among such parties, the "Credit Agreement"), pursuant to which the Lenders have agreed to provide, subject to the terms and conditions contained therein, certain loans and other financial accommodations to the Borrower;

                  WHEREAS, the Borrower has failed to comply with its Total Leverage Ratio, as set forth in clause (b) of Section 6.3 of the Credit Agreement, its Maximum Domestic Leverage Ratio, as set forth in clause (c) of
Section 6.3 of the Credit Agreement, and its Interest Coverage Ratio, as set forth clause (e) of Section 6.3 of the Credit Agreement, in each case with respect to its four fiscal quarter period ending on December 31, 1997 (hereinafter, collectively, the "Covenant Defaults"); and

                  WHEREAS, the Borrower requested the Lenders and the Agent, and subject to the terms and conditions of this Agreement the Lenders and the Agent have agreed, to waive the Covenant Defaults, and to enter into certain amendments to the definition of EBITDA and certain other provisions of the Credit Agreement as provided below; and

                  WHEREAS, as a condition, among others, to the Lenders' and the Agent's willingness to agree to such waivers and amendments, the Lenders and the Agent have required that the Commitment Amount be reduced to $80,000,000, as reflected in the amendments to Section 2.2.2 of the Credit Agreement as provided below.
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                  NOW, THEREFORE, in consideration of the foregoing premises, the terms and conditions stated herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Borrower, the Lenders and the Agent, such parties hereby agree as follows:

                  1. Amendment No. 1 to Credit Agreement. Subject to Paragraph 3 of this Agreement, and effective as of the date of this Agreement, the Credit Agreement is hereby amended as follows (section and schedule references herein refer to those of the Credit Agreement):

                  (a) Section 2.2.2 is deleted in its entirety and replaced with the following provision:

                           "SECTION 2.2.2. Mandatory. (a) The Commitment Amount shall be automatically and permanently reduced pursuant to this subsection by $30,000,000 on February 19, 1998, by $12,500,000 on April 25, 2000 and by $12,500,000 on April 25, 2001; provided, however, if the Incremental Syndication shall have not occurred, no reduction to the Commitment Amount shall occur pursuant to this subsection on April 25, 2000 and, on April 25, 2001 the Commitment Amount shall be automatically and permanently reduced pursuant to this subsection by $10,000,000.

                           (b) If the Metal Services Sale Date occurs prior to calendar year 2001, the Commitment Amount shall be automatically and permanently reduced on each Metal Services Reduction Date by amounts equal to the applicable Metal Services Reduction Increment with respect to each such Metal Services Reduction Date. If the Metal Services Sale Date occurs after calendar year 2000, the Commitment Amount shall be automatically and permanently reduced on the Metal Services Sale Date by the amount, if any, by which the Metal Services Gross Proceeds received as of the Metal Services Sale Date exceeds $25,000,000. Nothing in this subsection shall be construed to permit any such sale which is otherwise prohibited by Section 6.2(g)."

                  (b) Section 6.2(c) is amended to delete clause (D)(3) of such section in its entirety and to replace such clause with the following clause:

         "(3) all reductions to the Commitment Amount required by Section 2.2.2(b) shall have been made,"

                  (c) Schedule I is amended to delete the word "and" appearing at the end of clause (iii) of the definition of "EBITDA" set forth in such schedule, to delete clause (iv) of such definition in its entirety, to delete the second proviso of such definition in its entirety, and to replace such provisions with the following provisions:

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         "(iv) for purposes of computing the Borrower's and its consolidated
         Subsidiaries' EBITDA for any four (4) fiscal quarter period, the amount of EBITDA otherwise calculated pursuant to this definition shall be increased by the aggregate amount of that portion of any unusual charges incurred by the Borrower and its Subsidiaries during such period which will not result in the outlay of cash during such computation period and is deducted in otherwise computing EBITDA for such period, but only to the extent such amount does not exceed $15,000,000 during such period and was not incurred with respect to any write-down or other revaluation of any of the Collateral which is either (x) outside of the ordinary course of business or (y) otherwise in an amount which exceeds five percent (5%) of the aggregate book value of the Collateral, and (v) for purposes of computing the Borrower's and its consolidated Subsidiaries EBITDA for any four (4) fiscal quarter period, such computation shall include EBITDA (whether positive or negative) attributable to the Borrower's Metal Services business to the extent otherwise excluded as a result of such business being classified as a discontinuing operation; provided, further, however, that, for purposes of computing the Borrower's and its consolidated Subsidiaries' EBITDA for any four (4) fiscal quarter period which includes the Borrower's fiscal quarter ended October 5, 1997, in addition to any adjustment made pursuant to clause (iv) of this definition, but without duplication, the amount of EBITDA otherwise calculated pursuant to this definition for such four (4) fiscal quarter period shall be increased by the aggregate amount of restructuring charges incurred by the Borrower and its Subsidiaries during the Borrower's fiscal quarter ended October 5, 1997 to the extent such restructuring charges do not exceed $35,000,000 in the aggregate."

                  (d) Schedule I is further amended to delete clause (f) of the definition of "Permitted Disposition" in its entirety and to replace such clause with the following provision:

         and (f) the sale for fair value by the Borrower of all, or a material portion, of the Metal Services Assets outside the ordinary course of its business, provided that (i) the Metal Services Gross Proceeds with respect thereto is greater than or equal to $25,000,000, (ii) at least 90% of such Metal Services Gross Proceeds are payable by the purchaser of such Metal Services Assets to the Borrower in cash, or by wire transfer of immediately available funds, on the Metal Services Sale Date or, with respect to inventory, within six (6) months thereafter (plus any applicable grace periods), (iii) the Borrower shall make a mandatory prepayment with respect thereto in accordance with Section 2.8.1(e), (iv) any reduction to the Commitment Amount which is required to be made pursuant to Section 2.2.2(b) in connection therewith shall have been made and (v) no Default or Event of Default shall have occurred and be continuing as of the Metal Services Sale Date."

                  (e) Schedule I is further amended to delete in its entirety the definition of "Pricing Ratio" set forth in such schedule and to replace such definition with the following definition:

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                  "Pricing Ratio" means, as of last day of any fiscal quarter, a fraction equal to the Borrower's and its consolidated Subsidiaries' Senior Debt as of the last day of the then most recently ended fiscal quarter divided by the Borrower's and its consolidated Subsidiaries' Pricing EBITDA for the most recent four (4) fiscal quarters then ended.

                  (f) Schedule I is further amended to add the following definition to such schedule in the appropriate alphabetical location:

                  "Pricing EBITDA" means, with respect to any period, as determined in accordance with GAAP, the sum for such period of (a) Operating Income plus (b) Depreciation; provided, however, that, (i) for purposes of computing the Borrower's and its consolidated Subsidiaries' Pricing EBITDA for the four (4) fiscal quarter period ending on June 30, 1997, all operations acquired by the Borrower or any such Subsidiaries by merger or other acquisition during either of the last two fiscal quarters of 1996 or the first fiscal quarter of 1997 shall be treated as having been acquired on a pro forma basis as of July 1, 1996, (ii) for purposes of computing the Borrower's and its consolidated Subsidiaries' Pricing EBITDA for the four (4) fiscal quarter period ending on September 30, 1997, all operations acquired by the Borrower or any such Subsidiary by merger or other acquisition during the last fiscal quarter of 1996 or the first fiscal quarter of 1997 shall be treated as having been acquired on a pro forma basis as of October 1, 1996, (iii) for purposes of computing the Borrower's and its consolidated Subsidiaries' Pricing EBITDA for the four (4) fiscal quarter period ending December 31, 1997, and each four (4) fiscal quarter period ending thereafter, all operations acquired by the Borrower and its Subsidiaries by merger or otherwise during such period shall be treated as having been acquired on a pro forma basis as of the first day of such period if, and only if, for purposes this clause (iii), such merger or acquisition either occurred prior to the Closing Date or was permitted under Section 6.2(a), and, with respect to each such merger and acquisition which has occurred after the Closing Date, the Borrower shall have delivered to the Agent copies of the audited annual financial statements of the Person who was, or whose operations were, acquired by the Borrower and its Subsidiaries pursuant to such merger or acquisition for the fiscal year of such Person which had most recently ended as of the date of such merger or acquisition, (iv) for purposes of computing the Borrower's and its consolidated Subsidiaries' Pricing EBITDA for any four (4) fiscal quarter period, the amount of Pricing EBITDA otherwise calculated pursuant to this definition shall be increased by the aggregate amount of that portion of any unusual charges incurred by the Borrower and its Subsidiaries during such period which will not result in the outlay of cash (whether during the period of computation or any subsequent period) and is deducted in otherwise computing Pricing EBITDA for such period, but only to the extent such amount does not exceed $15,000,000 during such period and was not incurred with respect to any write-down or other revaluation of any of the Collateral which is either
(x) outside of the ordinary course of business or (y) otherwise in an amount which exceeds five percent (5%) of the aggregate book value of the Collateral and (v) for purposes of computing the Borrower's and its consolidated Subsidiaries Pricing EBITDA for any four (4) fiscal quarter period, such computation shall include Pricing EBITDA (whether positive or negative) attributable to the Borrower's Metal Services business to the extent otherwise excluded as a result of such business being classified as a discontinuing operation; provided, further, however, that, for purposes of computing the Borrower's and its consolidated

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Subsidiaries' EBITDA for any four (4) fiscal quarter period which includes any fiscal quarter of the Borrower ending on or before December 31, 1998, no adjustment shall be made pursuant to clause (iv) of this definition and, instead, the amount of Pricing EBITDA otherwise calculated pursuant to this definition for any such period shall be increased by the aggregate amount of restructuring charges incurred by the Borrower and its Subsidiaries during such period which will not result in the outlay of cash (whether during the period of computation or any subsequent period), but only to the extent such restructuring charges do not exceed $28,000,000 in the aggregate after the date hereof.

                  2. Waiver No. 2 to the Credit Agreement. Subject to Paragraph 3 of this Agreement, and effective as of the date of this Agreement, each of the Lenders and the Agent hereby waive each of the Covenant Defaults.

                  3. Effectiveness of this Agreement; Conditions Precedent. The provisions of Paragraphs 1 and 2 shall be deemed to have become effective as of the date of this Agreement, but such effectiveness shall be expressly conditioned upon the Agent's receipt on or before February 27, 1997 of each of the following:

                  (a) an originally-executed counterpart of this Agreement executed by a duly authorized officer of the Borrower and each of the Lenders; and

                  (b) payment of each "Amendment Fee" due and payable pursuant to, and as defined in, Paragraph 4(e) hereof.

                  4. Representations, Warranties and Covenants. (a) The Borrower hereby represents and warrants that this Agreement constitutes the legal, valid and binding obligation of the Borrower enforceable against the Borrower in accordance with its terms.

                  (b) The Borrower hereby represents and warrants that the statements contained in the second "WHEREAS" clause in the introductory paragraphs of this Agreement are true and correct.

                  (c) The Borrower hereby represents and warrants that its execution and delivery of this Agreement, and its performance hereafter of the Credit Agreement as modified by this Agreement, have been duly authorized by all necessary corporate action, do not violate any provision of its articles of incorporation, bylaws or other charter documents, will not violate any law, regulation, court order or writ applicable to it, will not require the approval or consent of any governmental agency, and do not require the approval or consent of any third party under the terms of any contract or agreement to which the Borrower, Parent or any Subsidiary of the Borrower or Parent is bound (including, without limitation, the Parent Indenture).

                  (d) The Borrower hereby represents and warrants that, after giving effect to all of the provisions of this Agreement, (i) no Default or Event of Default has occurred and is continuing or will have occurred and be continuing and (ii) all of the representations and

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warranties of the Borrower contained in the Credit Agreement (other than representations and warranties which, in accordance with their express terms, are made only as of a specified date) are, and will be, true and correct as of the date of the Borrower's execution hereof in all material respects as though made on and as of such date. The Borrower hereby further represents and warrants that none of the Covenant Defaults would have occurred if the amendment contemplated by Paragraph 1(c) hereof were effective as of December 31, 1997.

                  (e) The Borrower hereby agrees to pay to the Agent, for the benefit of each Lender which executes and delivers a counterpart to this Agreement prior to February 27, 1997, an amendment fee in an amount equal to one-tenth of one percent (0.10%) of such Lender's Commitment as in existence on February 19, 1998 after giving effect to the amendments proposed by this Agreement (the "Amendment Fee"), provided no such Amendment Fee shall be due or payable unless the conditions set forth in Paragraph 3(a) shall have been satisfied. Such payments shall be made in cash or in immediately available funds to the Agent, for the benefit of each such Lender, promptly following the later to occur of such Lender's execution and delivery of a counterpart to this Agreement and the satisfaction of the conditions set forth in Paragraph 3(a).

                  5. Reference to and Effect on Credit Agreement. The Credit Agreement shall remain in full force and effect and is hereby ratified and confirmed. Except as expressly set forth in Paragraph 2 hereof, neither the execution, delivery or effectiveness of this Agreement shall operate as a waiver of any right, power or remedy of the Agent or any Lender of any Default or Event of Default under the Credit Agreement, all of which the Agent and the Lenders hereby expressly reserve. Nothing contained herein shall require the Agent or the Lender to hereafter waive any Default or Event of Default, whether arising from the Borrower's subsequent noncompliance with the same provisions subject to the express waivers provided in this Agreement or otherwise. The Borrower, the Lenders and the Agent agree and acknowledge that this Agreement constitutes a "Loan Document" under and as defined in the Credit Agreement.

                  6. Governing Law. This Agreement shall be governed by and construed in accordance with the laws and decisions of the State of Illinois.

                  7. Agent's Expenses. The Borrower hereby agrees to promptly reimburse the Agent for all of the reasonable out-of-pocket expenses, including, without limitation, attorneys' and paralegals' fees, it has heretofore or hereafter incurred or incurs in connection with the preparation, negotiation and execution of this Agreement.

                  8. Counterparts. This Agreement may be executed in counterparts, each of which shall be an original and all of which together shall constitute one and the same agreement among the parties.

                                     * * * *

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                  IN WITNESS WHEREOF, this Agreement has been duly executed as of the day and year first above written.


                                       UNITED STATES CAN COMPANY


                                       By:    /s/ Peter J. Andres
                                          -------------------------------------
                                             Name:  Peter J. Andres
                                             Title:  Vice President - Treasurer


                                       BANK OF AMERICA NATIONAL
                                       TRUST AND SAVINGS
                                       ASSOCIATION (as successor
                                       to Bank of America
                                       Illinois), as Agent


                                       By:   /s/ Jay McKeown
                                          -------------------------------------
                                             Name:  Jay McKeown
                                             Title:  Assistant Vice President


                                       BANK OF AMERICA NATIONAL
                                       TRUST AND SAVINGS
                                       ASSOCIATION (as successor
                                       to Bank of America
                                       Illinois), as the Primary
                                       Issuing Lender, a Lender
                                       and individually


                                       By:   /s/ Tracy J. Alfery
                                          -------------------------------------
                                             Name:  Tracy J. Alfery
                                             Title:  Vice President


                                       HARRIS TRUST AND SAVINGS BANK,
                                         as an Issuing Lender and a Lender


                                       By:    /s/ Scott F. Geik
                                          -------------------------------------
                                             Name:  Scott F. Geik
                                             Title:  Vice President

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                                       THE NORTHERN TRUST COMPANY,
                                         as a Lender


                                       By:   /s/ Daniel A. Toll
                                          -------------------------------------
                                             Name:  Daniel A. Toll
                                             Title:  Second Vice President


                                       SOCIETE GENERALE, CHICAGO,
                                         BRANCH, as a Lender


                                       By:  /s/ Joseph A. Philbin
                                          -------------------------------------
                                             Name:  Joseph A. Philbin
                                             Title:  Vice President

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